Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Investor Contacts:
joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Media Contact:
lori conrad
DIRECTOR, EXTERNAL COMMUNICATIONS
lconrad@masonite.com
817.366.2713

Masonite International Corporation Appoints John H. Chuang to Board of Directors

(Tampa, FL, January 14, 2021) - Masonite International Corporation (NYSE: DOOR) has appointed John H. Chuang, co-founder and CEO of Aquent, to the company’s board of directors effectively immediately. Chuang was appointed to fill a vacancy on the board.
“John has a wealth of experience and insights in change management, talent acquisition and employee development,” said Robert J. Byrne, chairman of the board of directors. “We are pleased to welcome John to the Masonite board of directors and look forward to his contributions.”
Chuang co-founded Aquent in his dorm room as an undergraduate at Harvard University in 1986. Within five years, he grew the workforce solutions company to the 12th fastest-growing private company in America.
Over the course of his career, Chuang has been widely recognized for his entrepreneurial leadership and accomplishments, as Boston Business Journal’s, “40 Under 40,” Mass High Tech’s “High Tech All-Star,” Ernst and Young’s “Entrepreneur of the Year” and Staffing Industry Analysts’ “Staffing 100.”
Chuang’s thought leadership and expertise has been featured in a number of national media outlets and trade publications, including Fast Company, NPR, The Boston Globe, U.S. News & World Report, The Financial Times, Business Insider and Quartz. He is also a frequent guest on Bloomberg Television, Fox News, Yahoo Finance and CNBC.
Previously, Chuang served as president of the Massachusetts Staffing Association and as chairman of the board of directors of Angie’s List. He has also served as a board member for the American Staffing Association and AIGA.
Chuang earned a bachelor’s degree cum laude from Harvard University and an MBA with honors from Harvard Business School.
masonite.com

About Masonite
Masonite International Corporation is a leading global designer, manufacturer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 8,500 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.
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